Exhibit 99.1

Media Release

Contact: Derek Conrad derek.conrad@capitalone.com

Eli Leenaars to Join the Capital One Board of Directors

McLean, Va. (December 18, 2018) - Capital One Financial Corporation (NYSE: COF) today announced that Eli Leenaars has been appointed to the company’s Board of Directors, effective January 1, 2019. Mr. Leenaars will serve on the Audit Committee and the Risk Committee of the Board. Mr. Leenaars will stand for election by Capital One shareholders in May 2019.

Mr. Leenaars has over 30 years of experience in the financial services sector, including institutional and investment banking, asset management, corporate and retail banking, and in cultivating sophisticated client relationships. He currently serves as Vice Chairman of the Global Wealth Management Division at UBS Group AG (“UBS”), engaging on senior relationship management with a focus on its largest non-U.S. clientele. Mr. Leenaars previously served as a member of Capital One’s Board of Directors from May 2012 to September 2012 in connection with Capital One’s acquisition of ING Direct.

“Eli was a leader at one of the first companies to embrace digital banking and brings tremendous wisdom to how financial services will be re-invented through the use of technology, information, and brand,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Capital One was fortunate to have the benefit of his counsel as a director following our acquisition of ING Direct in the U.S. in 2011, and I am pleased to welcome him once again as a member of our Board.”

Prior to joining UBS in 2015, Mr. Leenaars enjoyed a 24-year career at ING Group N.V. and various of its subsidiaries (“ING”). From January 2010 until March 2015, he served as the CEO of ING Retail Banking Direct and International for ING, where he was responsible for Retail Banking and Private Banking worldwide. This included CEO of ING Direct N.V., the parent company of ING Direct in the U.S. which pioneered the national direct deposit platform. Between 2004 and 2010, Mr. Leenaars was also member of ING’s Executive Board with responsibility for its Global Retail and Private Banking businesses and Group Technology and Operations. Mr. Leenaars is a respected expert on the future of digital banking, as well as global industry trends in finance, investment, banking, and leadership.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $247.2 billion in deposits and $362.9 billion in total assets as of September 30, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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